Exhibit 99.1

GAIN Capital Reports 50% Growth in Revenue; Record Client Assets

-Net revenue increases 50% to $49.8 million from $33.2 million

-Net income of $4.3 million, compared with net loss of $1.3 million

-EBITDA* rises to $7.5 million from $1.3 million

-April metrics show continued positive momentum

-Signs transformational acquisition of Global Futures & Forex (GFT)

BEDMINSTER, N.J., May 7, 2013 /PRNewswire/ —

GAIN Capital Holdings, Inc. (“GAIN”) (NYSE: GCAP), a leading global provider of online trading services, reported net income of $4.3 million, or $0.11 per diluted share, for the first quarter of 2013, on net revenue of $49.8 million.

“I am pleased to report strong results for the first quarter, with a 50% increase in net revenue and EBITDA rising to $7.5 million from $1.3 million, as all of our core business areas posted significant growth amid improved market conditions,” said Glenn Stevens, CEO of GAIN Capital. “At the same time, we accelerated the diversification of our net revenue, with commission-based businesses representing 22% of net revenue in the first quarter, compared with 11% in the first quarter of 2012.”

“We also reported positive trends in key operating metrics, with client assets rising 40% to a record $456.9 million and funded accounts growing 36% to 100,020, thanks to a mix of acquisitions and organic growth. This was accomplished while managing costs in order to achieve significant operating leverage.”

“Our positive momentum continued in April, which saw retail and institutional volumes increase 26% and 103% on a year-over-year basis, while futures DARTs rose 10% from March 2013. With superior product offerings in our retail, institutional and futures businesses, GAIN has been able to capitalize on improved market conditions across its expanding global operations,” Mr. Stevens said.

On April 25, 2013, GAIN Capital announced that it had signed a definitive agreement to acquire Global Futures & Forex, LTD (GFT), a global provider of retail forex and derivatives trading.

“GAIN’s pending acquisition of GFT is a transformational transaction, significantly increasing our scale and capacity to generate both revenue and EBITDA, while adding a range of complementary businesses. Following our acquisition of GFT’s U.S. assets in December, we are well prepared to swiftly integrate the two businesses following the close of the transaction, capitalizing on synergies while ensuring continuity for clients,” Mr. Stevens said.

“Looking ahead to the rest of the year, we see meaningful opportunities to continue our growth. With the scale, diversity of products and revenue sources and significant operating cost synergies provided by the GFT acquisition, as well as the continued strong execution of our organic growth plan, we are well-positioned to take advantage of any continued improvement in market conditions in 2013 and beyond,” Mr. Stevens concluded.

Consolidated Results

Net revenue for the first quarter of 2013 was $49.8 million, a 50% increase from the prior year quarter. Revenue from the trading business was $35.3 million, compared with $29.5 million a year earlier, while revenue from the commission-based business was $10.9 million, compared with $3.7 million in the first quarter of 2012.

Growth in expenses was significantly lower than growth in revenue, with expenses in the first quarter of 2013 increasing 27.1% from the prior year quarter. This increase was largely driven by increases in variable costs, including trading expense, as well as the inclusion of expenses related to OEC, which was acquired in August 2012. In addition, GAIN was able to achieve revenue growth even as marketing expenses were reduced 23.9%, to $5.4 million.

EBITDA for the first quarter rose to $7.5 million, from $1.3 million a year earlier. EBITDA margin was 15% in the first quarter of 2013, compared with 4% a year earlier.

Net income for the quarter was $4.3 million, or $0.11 per diluted share, compared with a net loss of $1.3 million, or $0.04 per diluted share, a year earlier.

First Quarter Metrics

(Comparisons below are references to 1Q12)

•	Net revenue of $49.8 million, compared with $33.2 million

•	Net income of $4.3 million, compared with a net loss of $1.3 million

•	Diluted EPS of $0.11, compared with ($0.04)

•	EBITDA* of $7.5 million, compared with $1.3 million

•	Total retail trading volume of $431.8 billion, compared with $385.1 billion

•	Total institutional trading volume of $889.9 billion, compared with $468.0 billion

•	Daily average revenue trades (DARTs) of 13,238 in GAIN’s futures business, OEC

(*	See below for reconciliation of non-GAAP financial measures)

GFT Acquisition

On April 25, 2013, GAIN Capital announced that it had signed a definitive agreement to acquire Global Futures & Forex, LTD (GFT), a global provider of retail forex and derivatives trading. The purchase price is approximately $107.8 million which, including approximately $80 million of GFT cash at closing, results in a net purchase price of $27.8 million.

The purchase price will be paid with $40 million in cash, a five-year $40 million seller note and the issuance of approximately 4.9 million shares of GAIN common stock. The transaction is expected to close in the third quarter and to be accretive in the first full quarter after closing; first year operating synergies are estimated at $35-$45 million.

Preliminary April Metrics

GAIN’s April retail trading volume was $145.8 billion, an increase of 26% from April 2012 and 4% from March 2013.

Institutional volume in April was $315.8 billion, an increase of 103% from April 2012 and 17% from March 2013.

OEC’s DARTs for April were 14,773, up 10% from March 2013.

The metrics set forth above are preliminary and are subject to change. Full April metrics will be released next week. Operating metrics for each subsequent month will be released in the middle of the following month.

Dividend

The Board of Directors approved a quarterly dividend of $0.05 per share, to be paid on June 21, 2013 to shareholders of record as of June 12, 2013.

Conference Call

GAIN Capital will host a conference call today, Tuesday May 7, 2013, at 5pm ET. Those wishing to listen to the call should dial +1-866-318-8613 (U.S. domestic) or +1-617-399-5132 (international) and enter the passcode 56522691 # at least 10 minutes prior to the start of the call. A live audio webcast of the call, as well as PDF copies of this release and an accompanying presentation, will also be available on the investor relations section of the GAIN Capital website (http://ir.gaincapital.com).

The audio replay will be available for one week after the call by dialing +1-888-286-8010 (U.S. domestic) or +1-617-801-6888 (international) and entering passcode 34206001#. The replay will be available starting approximately two hours after the completion of the call.

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) is a global provider of online trading services. GAIN’s innovative trading technology provides market access and highly automated trade execution services across multiple asset classes to a diverse client base of retail and institutional investors.

GAIN’s businesses include FOREX.com, which provides retail traders around the world access to a variety of global OTC financial markets, including forex, precious metals and CFDs on commodities and indices; GTX, a fully independent FX ECN for hedge funds and institutions; OEC, an innovative online futures broker; and GAIN Securities, Inc. (member FINRA/SIPC), a licensed U.S. broker-dealer.

GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions. For further company information, visit www.gaincapital.com.

Condensed Consolidated Statements of Operations

In millions, except per share data

(unaudited)

	Three Months Ended March 31,
	2013	2012
REVENUE:
Trading revenue	$35.3	$29.5
Commission revenue	10.9	3.7
Other revenue	3.6	0.1

Total non-interest revenue	49.8	33.3
Interest revenue	0.1	0.1
Interest expense	(0.1)	(0.2)

Total net interest revenue / (expense)	—	(0.1)

Net revenue	49.8	33.2

EXPENSES:
Employee compensation and benefits	13.3	10.3
Selling and marketing	5.4	7.1
Trading expenses and commissions	15.7	8.7
General and administrative	5.6	4.2
Depreciation and amortization	1.6	1.1
Purchased intangible amortization	0.6	1.9
Communications and technology	2.2	1.8
Bad debt provision	0.2	—

Total	44.6	35.1

Income / (loss) before tax expense	5.2	(1.9)
Income tax expense / (benefit)	0.9	(0.6)

Net income / (loss)	$4.3	$(1.3)

Earnings / (loss) per common share:
Basic	$0.12	$(0.04)

Diluted	$0.11	$(0.04)

Weighted average common shares outstanding used in computing earnings per common share:
Basic	35,052,375	34,480,705

Diluted	37,331,592	34,480,705

Condensed Consolidated Balance Sheet

In millions, except share data

(unaudited)

	March 31, 2013	December 31, 2012
ASSETS:
Cash and cash equivalents	$12.1	$36.8
Cash and securities held for customers	456.9	446.3
Short term investments	1.4	1.4
Receivables from banks and brokers	124.7	89.9
Property and equipment, net	10.7	11.0
Prepaid assets	7.7	7.7
Goodwill	9.0	9.0
Intangible assets, net	9.2	9.9
Other assets	18.8	17.9

Total assets	$650.5	$629.9

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Payables to customers, brokers, dealers, FCMs and other regulated entities	$456.9	$446.3
Accrued compensation and benefits	5.5	6.1
Accrued expenses and other liabilities	11.5	12.5
Income tax payable	3.0	1.3
Notes payable	10.0	—

Total liabilities	486.9	466.2

Shareholders’ Equity	163.6	163.7

Total liabilities and shareholders’ equity	$650.5	$629.9

(*) Reconciliation of GAAP Net Income to EBITDA and EBITDA Margin

EBITDA is a non-GAAP financial measure that represents our earnings before interest, taxes, depreciation and amortization. This non-GAAP financial measure has certain limitations, including that it does not have a standardized meaning and, therefore, our definition may be different from similar non-GAAP financial measures used by other companies and/or analysts. Thus, it may be more difficult to compare our financial performance to that of other companies. We believe our reporting of EBITDA assists investors in evaluating our operating performance. However, because EBITDA is not a measure of financial performance calculated in accordance with GAAP, such measure should be considered in addition to, but not as a substitute for, other measures of our financial performance reported in accordance with GAAP, such as net income.

EBITDA Margin is EBITDA over revenue excluding interest expense.

Reconciliation of GAAP Net Income to EBITDA and EBITDA Margin

In millions

(unaudited)

	Three Months Ended March 31,
	2013	2012
Net revenue	$49.8	$33.2
Interest expense	0.1	0.2

Net revenue (Ex. interest expense)	$49.9	$33.4

Net income / (loss) applicable to GAIN Capital Holdings, Inc.	$4.3	$(1.3)
Add back:
Depreciation and amortization	1.6	1.1
Purchased intangible amortization	0.6	1.9
Interest expense	0.1	0.2
Income tax expense / (benefit)	0.9	(0.6)

EBITDA	$7.5	$1.3

EBITDA Margin	15.0%	3.9%

Forward-Looking Statements:

In addition to historical information, this earnings release contains “forward-looking” statements that reflect management’s expectations for the future. The forward-looking statements contained in this earnings release include, without limitation, statements relating to GAIN Capital’s expectations regarding the opportunities and strengths of the combined company created by the proposed business combination of GAIN and GFT, anticipated cost and revenue synergies as well as expected growth in financial and operating metrics, the strategic rationale for the proposed business combination, including expectations regarding product offerings, growth opportunities, value creation, and financial strength, and the timing of the closing. A variety of important factors could cause results to differ materially from such statements. These factors are noted throughout GAIN Capital’s annual report on Form 10-K, as filed with the Securities and Exchange Commission on March 18, 2013, and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, evolving industry regulations, including changes in regulation of the futures companies, errors or malfunctions in our systems or technology, rapid changes in technology, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate assets and companies we have acquired, including the successful integration of Open E Cry and Global Forex & Futures, LTD, our ability to effectively compete in the futures industry, changes in tax policy or accounting rules, fluctuations in foreign exchange rates and commodity prices, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally, and our ability to continue paying a quarterly dividend in light of future financial performance and financing needs. The forward-looking statements included herein represent GAIN Capital’s views as of the date of this presentation. GAIN Capital undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

Media Contact

Mike Geller, Edelman for GAIN Capital

+1 212.729.2163

pr@gaincapital.com

Investor Relations Contact

Hugh Collins and Lynn Morgen

MBS Value Partners

+1 212.750.5800

gain@mbsvalue.com